     NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2191

For more information contact:
David C. Burney, Chief Financial Officer Phone: (716) 805-1599, ext. 159 Fax: (716) 805-1286 Email: dburney@astronics.com

FOR IMMEDIATE RELEASE

Astronics Corp. Reports 75% Increase in First Quarter Revenue

•    Acquisition drives growth in revenue

•    Net Income increases by 169%

EAST AURORA, NY, April 27, 2005 - Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high-performance lighting, electronics and electrical power systems for the global aerospace industry, reported revenue of $15.7 million in the first quarter of 2005, up $6.7 million compared with the first quarter of 2004. Net income more than doubled, to $609 thousand for the quarter compared with net income of $226 thousand in the same period last year. Diluted earnings per share grew to $.08 from $.03 in the first quarter of 2004. First quarter results include Astronics Advanced Electronic Systems (AES), which was acquired on February 3, 2005. AES had sales in the quarter of $4.8 million. Organic sales grew 21% year-over-year, contributing $1.9 million to the overall increase.

Peter Gundermann, President and CEO of Astronics, commented, "The first quarter saw brisk demand and was solidly profitable despite continued high engineering and development costs. We are particularly satisfied with Astronics AES, which had a very strong and profitable quarter."

Engineering and development costs excluding AES were $1.5 million for the first quarter, up $500 thousand compared with the 2004 first quarter. This level of costs remained in line with expenditure levels during the second half of 2004.

Sales to the commercial transport market in the first quarter 2005 were $6.2 million, making up 39% of the total sales. Business jet market sales were $4.0 million or 26% of the total, and military aerospace sales were 33% of total sales, or $5.1 million this quarter. Mr. Gundermann added, "As a result of the AES acquisition, our mix of sales to each market will be different than it has been historically. In recent years, military aerospace has been Astronics' dominant market. We expect a more balanced distribution in the future, and the first quarter results support this."

The higher level of debt at the end of the first quarter reflects the acquisition of AES from General Dynamics on February 3, 2005, for $13 million using a combination of available cash and the Company's line of credit. The Company is in the final stages of establishing a larger credit facility with a line of $15 million, increasing from the current level of $8 million.

Capital expenditures for the quarter were $551 thousand, an increase of $461 thousand over first quarter 2004 levels, due to the expansion of production capacity and capabilities. Depreciation and amortization expense was $616 thousand, an increase of $293 thousand in the first quarter of 2004.

- MORE -

Astronics Corp. Reports First Quarter Increases April 27, 2005

Backlog, or firm purchase orders for production, increased to $72.3 million including $45.0 million associated with AES. Backlog at the end of the fourth quarter of 2004 was $27 million. Bookings, or orders received, were $14.9 million for the quarter, trailing shipments by a small margin.

"We are pleased with the momentum created in the first quarter, " said Gundermann. "We anticipate we will have higher engineering and development costs in the second quarter which will likely impact profits. However, we believe that these costs will decline in the second half of the year. We also anticipate stronger sales for the second half of the year as deliveries begin on three major programs: the night vision program for the Korean F-16 fleet, the power conditioning program for the Tactical Tomahawk cruise missile, and the power distribution program for Panasonic Avionics Systems. We continue to anticipate revenue in the range of $70 million for the year with approximately $40 million recognized in the latter half."

Webcast and Conference Call
The Astronics' conference call can be accessed the following ways:

  The live webcast can be found at http://www.astronics.com. Participants should go to the website
  10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

  The teleconference can be accessed by dialing (303) 262-2194 approximately 5 - 10 minutes prior to the call.

To listen to the archived call:

  The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.

  A replay can also be heard by calling (303) 590-3000, and entering passcode 11027903#. The telephonic replay will be available through Friday, May 6, 2005 at 11:59 p.m. ET.

ABOUT ASTRONICS CORPORATION
Astronics Corporation is a leader in advanced, high-performance lighting, electrical power generation, control and distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.

For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, the ability to cross sell products and expand markets, internal production capabilities, the timing of orders received, the status of customer projects, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

- MORE -

Astronics Corp. (NASDAQ: ATRO) Reports First Quarter Increases
April 27, 2005

ASTRONICS CORPORATION CONSOLIDATED INCOME STATEMENT DATA (unaudited)

(in thousands except per share data)
	Three months ended
	4/2/2005	4/3/2004
Sales	$15,656	$8,969
Cost of products sold	12,363	7,281
Selling general and administrative	2,207	1,267
Interest expense	126	57
Income before tax	960	364
Income taxes	351	138
Net Income	$609	$226

Basic earnings per share:	$0.08	$0.03
Diluted earnings per share:	$0.08	$0.03

Weighted average diluted shares outstanding	7,900	7,815

ASTRONICS CORPORATION CONSOLIDATED BALANCE SHEET DATA (unaudited)

(in thousands)
	4/2/2005	12/31/2004
ASSETS:
Cash and cash equivalents	$2,915	$8,476
Short -term investments	-	1,000
Accounts receivable	13,202	5,880
Inventories	15,390	7,110
Prepaid expenses	1,054	1,356
Deferred income taxes	660	660
Property, plant and equipment, net	21,095	15,221
Other assets	6,066	5,533
Total Assets	$60,382	$45,236

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long term debt	$905	$908
Note payable	7,000	-
Accounts payable and accrued expenses	12,081	4,937
Net current liabilities of discontinued operations	396	533
Long-term debt	11,079	11,154
Other liabilities	5,630	5,044
Shareholders' equity	23,291	22,660
Total liabilities and shareholders' equity	$60,382	$45,236

MORE

Astronics Corp. (NASDAQ: ATRO) Reports First Quarter Increases
April 27, 2005

ASTRONICS CORPORATION ORDER AND BACKLOG TREND

($, in thousands)

	Q104	Q204	Q304	Q404	FY	Q105
	4/3/04	7/3/04	10/2/04	12/31/04	12/31/04	4/2/05
Bookings	$13,270	$8,300	$11,700	$9,862	$43,132	$14,868
Backlog	$23,030	$22,300	$25,600	$27,170	$27,170	$72,292
Book:Bill Ratio	1.48	0.93	1.38	1.18	1.24	0.95

ASTRONICS CORPORATION NET SALES BY MARKET ($, in thousands)

	Three Months Ended
	4/2/2005	4/3/2004	% change

Military	$5,095	$4,234	20.34%
Commercial Transport	6,162	1,873	228.99%
Business Jet	4,004	2,480	61.45%
Other	395	382	3.40%
Total	$15,656	$8,969	74.56%

ASTRONICS CORPORATION NET SALES BY PRODUCT ($, in thousands)

	Three Months Ended
	4/2/2005	4/3/2004	% change

Cockpit Lighting	$6,720	$4,747	41.56%
Cabin Power & Data	2,992	-	NA
Airframe Power	1,840	-	NA
External Lighting	1,972	2,067	-4.60%
Cabin Lighting	1,737	1,773	-2.03%
Other	395	382	3.40%
Total	$15,656	$8,969	74.56%

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